Exhibit 99.1

Scott V. Fainor - Prepared Remarks
Annual Meeting of Shareholders
April 23, 2013

Thank you, Tom [Beaver, Chairman].
Good morning and welcome to everyone!

[Slide #1]

I'm joined here on the stage by Mike Hughes, Sandy Bodnyk and Andy Ellsworth, and in the audience by Dave Kennedy. These are the members of my Office of the President.

[Slide #2]

I. Building Long-term Shareholder Value

I am pleased to report that 2012 was one of the most significant years in the history of National Penn. Record earnings, improved asset quality, increased dividends and the execution of our strategic initiatives continue to position National Penn for growth in 2013 and beyond, to further enhance long-term shareholder value.

In 2012, our net income was $99 million, the highest in the 138-year history of the Company, or $0.66 per diluted common share. Net income increased 17% compared to 2011 due to continued improvement in already strong asset quality metrics, improvement in non-interest income, careful management of expenses and maintenance of the net interest margin. Excellent overall results.

[Slide #3]

II. Dividend/Stock Repurchase

We told you last year that if National Penn improved our profitability we would increase the cash dividend. Well, we kept that pledge.

On April 16, 2013, we announced a second quarter cash dividend of ten cents per share. During 2012, we were pleased to announce four increases to our cash dividend, as we paid cash dividends of $0.31 per common share, and then accelerated the payment of our first quarter 2013 dividend of $0.10 per common share which we paid on December 28, 2012. We also repurchased 7.5 million common shares.

With strong earnings and capital management initiatives, we maintained a strong capital base with a “best-in-class” total capital ratio of 17.8% at December 31, 2012.

These actions by our Board of Directors and executive management are part of National Penn's capital management strategy to return capital to our shareholders.

III. Achieved Big Five

I am also extremely happy to announce that we kept our pledge to you that we would accomplish our Strategic Objectives in 2012. We achieved everything we told you last year we would do, and this positive momentum continues in 2013!

Here are the highlights:
[Slide #4]

#1 - Grow the core earnings power of the franchise. Objective accomplished!

•	Our earnings per share increased 18% from $0.56 for the year 2011 to $0.66 for fiscal year 2012.

•	Based on our strong earnings, our return on average assets increased from 1.02% in 2011 to 1.17% for 2012.

•	I will speak about the 1st quarter results later in my remarks. (Reported loss)

[Slide #5]

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The net interest margin remained stable at 3.50% for 2012 because of strategies taken to address the low interest rate environment, and we have been able to maintain the net interest margin for the first quarter of 2013 at 3.49%.

[Slide #6]

•	We continue to improve the mix and cost of deposits, which decreased 22 basis-points to 0.46% for 2012.

[Slide #7]

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Commercial loans grew by approximately 3% in 2012 due to our focused calling and cross selling efforts across the Company. So far in 2013, I am happy to report that commercial loans increased in the quarter at an annualized rate of approximately 5%. Quality profitable loan growth remains National Penn's top priority, and we continue to manage interest rate risk by selling the majority of our residential loan production.

[Slide #8]

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Fee income from banking, wealth and insurance services remains a crucial part of our business strategy. In 2012 fee income increased 5% to $96.0 million due to increased mortgage banking business and interest rate swap activities - an area in which we will continue to focus. Fee income from our Wealth management business contributed $24.6 million of total revenue in 2012.

[Slide #9]

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Our focus on expense controls continued to yield results, with operating expenses declining 5% from 2011 and the efficiency ratio improving to 57% for 2012, compared to 59% the previous year. This is despite the continuing increase in regulatory compliance costs which are not going away anytime soon. But this focus has not prevented us from making the appropriate investment in hiring a number of seasoned revenue-producing bankers, Wealth Management and Insurance professionals throughout the past two years, and in the technology that supports them.

[Slide #10]

# 2 - Maintain Strength of Balance Sheet Through Strong Asset Quality and Prudent Capital Management. Objective accomplished!

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I have stated before and will say it again, I would put the strength of National Penn's balance sheet up against any of our competitors. Our fortress balance sheet and record earnings lead to our “best-in-class” capital position.

[Slide #11]

•	National Penn's asset quality remained strong through the year, with classified assets declining approximately 30%.

•	Our strong credit quality metrics compare very favorably to our peer group and contribute to the strength of our balance sheet.

# 3 - Sustain a strong and balanced risk management culture. Objective accomplished!

As you noted from the asset quality information I just discussed, National Penn has fostered a culture that is risk aware, and it is yielding results. National Penn has developed a comprehensive risk appetite statement, which aligns with our strategic business objectives.

We have worked hard over the last three years to assure that all staff members are actively engaged in cross-department dialogues and initiatives to manage current and potential risks. The challenge is to balance sound enterprise risk management principles with a market and customer focus, and we are meeting that challenge.

Many of the changing regulations that are part of the Dodd Frank Act are subject to wide interpretation, and future rule making. National Penn will be ready to proactively deal with these changes.

[Slide #12]

#4 - Strengthen the National Penn brand. Objective accomplished!

In 2012, as part of our strategy to grow loans and other services to businesses, we launched successful calling and marketing campaigns in which teams of National Penn bankers, insurance and wealth professionals visited prospects and customers throughout the marketplace to promote our full range of capabilities. Using billboards and other media, we emphasized our relationship-based approach and quality products and services, positioning National Penn as THE strategic resource for small and mid-sized businesses.

The campaign continues in 2013, with loan quality and loan growth being our top priority at National Penn.

We devoted time and resources researching convenient delivery channels desired by consumers. These include online banking, mobile banking and enhanced ATMs. Next month we will launch an aggressive campaign to market these services and look forward to a positive response.

[Slide #13]

In 2012 we again received important business and industry recognition. I would like to just point out two:

National Penn was ranked #15 on the Forbes Best Banks in America list for the second consecutive year. This ranking of the 100 largest publicly traded banks and thrifts in the country places National Penn above all of our regional competitors.

We advanced to the #4 position in the 2012 J.D. Power and Associates U.S. Retail Banking Satisfaction Study for the Mid-Atlantic Region.

In February 2013, all of our branches began operating under one brand after the transition of the last two regions to the National Penn name. A unified brand will help raise our profile and provide greater marketing efficiencies across our marketplace.

I'm also pleased to inform you that we continue to have top five market ranking in seven of the 15 counties we serve. This demonstrates our continued focus on maintaining and growing market share.

#5 -Continue to pursue accretive acquisitions and participate in the consolidation of our industry.

Acquisitions remain an important part of our growth strategy, and we will participate in the consolidation of the industry in a very disciplined manner. We continue to seek out merger opportunities and potential partnerships if they are accretive to our earnings, franchise value, as well as long-term shareholder value.

Achieving cost reductions in acquisitions will be a driver of enhancing value; therefore, we will focus on opportunities in our markets or in contiguous markets and due to the strength of our currency and franchise fundamentals, I believe we will be the acquirer of choice.

[Slide #14]

V. Forward-looking 2012/Relocation Plan

On October 16, 2012, we announced a forward looking relocation plan designed to increase employee collaboration, enhance customer service, reduce expenses over time and maintain our strong focus on growing the franchise.

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We will move our corporate headquarters in early 2014 to a new leased facility at 7th and Hamilton streets in downtown Allentown's newly created Neighborhood Improvement Zone. Allentown and the Lehigh Valley MSA is the third largest in Pennsylvania and is growing.

The building, called Two City Center, will house our headquarters, Northern Region, Wealth Management and other groups.

•	The relocation initiative has been planned carefully so that we can continue to maintain our presence in Boyertown as well as other areas.

[Slide #15]

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We will consolidate employees currently based in three different locations in Wyomissing, Berks County, to a new leased facility on Broadcasting Road. This facility will be completed in the fall of this year, and will be the new home of the Central Region Business Center, Wealth Management and other designated groups.

V. Focus for 2013

•	Now I would like to turn to 2013:

Our first quarter 2013 earnings, exclusive of two strategic initiatives, was $0.16 per diluted share. This resulted in an ROA of 1.14%. During the first quarter, and as we have been communicating over the past several quarters, our reported net income was impacted by the completion of two strategic initiatives that were executed to improve and maintain our future earnings power during the current, extended low interest rate environment and the further management of our excess capital positions.

The two initiatives, the repayment of $400 million of FHLB advances and the repurchase of $65 million of trust preferred securities with a rate of 7.85%, impacted first quarter earnings by $0.29 per diluted share and resulted in a reported loss of $0.12. Again, we were able to leverage the strength of our balance sheet to execute these initiatives, to build long-term shareholder value.

It is important to note, that after the completion of these initiatives, our capital remains strong and best-in-class.

•	Net interest margin expands to 3.49% from 3.46%.

•	Operating expense and asset quality focus continues.

•	Second quarter cash dividend of $0.10 per common share declared, as I previously stated earlier in my remarks.

[Slide #16]

You can see that an investment in National Penn has earned a solid return, as compared to peers, over the past three years.

In 2010 we stated that this management team was focused on executing a solid strategic plan to build long term shareholder value and we continue to deliver on this objective.

As we move further into 2013, we plan to build on the accomplishments that we have attained since 2010. We're positioned for further success, despite the challenges of a slow growing economy, prolonged low interest rate environment, increased costs of new regulations, as well as increased competitive pressure from both smaller and larger financial institutions

National Penn will meet these challenges with a sense of urgency and accountability as we implement our 2013 strategic plan.

[Slide #17]

This year's plan is focused on the following Four Critical Issues for Success:

1.	Grow revenue and core earnings power of the franchise

2.	Utilize strength of the balance sheet

3.	Sustain a strong and balanced risk management culture

4.	Pursue accretive acquisitions with a disciplined approach.

Our management team is committed to building long-term shareholder value and has established a track-record of delivering on the objectives it sets out to accomplish. When we say we are going to do something, we deliver!
[Slide #18]

VI. Conclusion

With a year of such accomplishments, I want to thank:

•	our Board of Directors for their leadership and support;

•	our shareholders for your ongoing commitment to National Penn;

•	our customers for their business and loyalty

•	and the 2,000 National Penn team members for their continuing efforts to achieve our Vision -

National Penn will be the most highly regarded financial institution within the markets we serve!

Thank you!
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Statement Regarding Non-GAAP Financial Measures:

This presentation, including the attached Financial Highlights and financial data tables, contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). National Penn's management uses these non-GAAP measures in its analysis of National Penn's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the following non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn.

•Tangible common equity excludes goodwill and intangible assets and preferred equity. Banking and financial institution regulators also exclude goodwill and intangible assets from shareholders' equity when assessing the capital adequacy of a financial institution. Tangible common equity provides a method to assess the Company's tangible capital trends.

•Tangible book value expresses tangible common equity on a per share basis. Tangible book value provides a method to assess the level of tangible net assets on a per share basis.

•Adjusted net income and return on assets exclude the effects of certain gains and losses, adjusted for taxes when applicable. Adjusted net income and returns provide methods to assess earnings performance by excluding items that management believes are not comparable among the periods presented.

•Efficiency ratio expresses operating expenses as a percentage of fully-taxable equivalent net interest income plus non-interest income. Operating expenses exclude items from non-interest expense that management believes are not comparable among the periods presented. Non-interest income is also adjusted to exclude items that management believes are not comparable among the periods presented. Efficiency ratio is used as a method for management to assess its operating expense level and to compare to financial institutions of varying sizes.

Management believes the use of non-GAAP measures will help readers compare National Penn's current results to those of prior periods as presented in the accompanying Financial Highlights and financial data tables.

Cautionary Statement Regarding Forward-Looking Information:

This presentation contains forward-looking information about National Penn Bancshares, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,'' “project,” ”could,” “plan,'' “goal,” “potential,” “pro forma,” “seek,” “intend,'' or “anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of National Penn and its subsidiaries. National Penn cautions readers not to place undue reliance on these statements.

National Penn's business and operations are subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: difficult conditions in the capital markets and the economy generally, regulatory requirements or other actions mandated by National Penn's regulators, recent and ongoing changes to the state and federal regulatory schemes under which National Penn and other financial services companies operate (including the Dodd-Frank Act and regulations adopted or to be adopted to implement that Act), delayed improvement in the credit quality of loans, the effect of credit risk exposure, the ability to strategically manage our capital position and to raise capital, allowance for loan losses may prove inadequate, variations in interest rates, unanticipated costs from our corporate relocation plan, the geographic concentration of National Penn's operations, declines in the value of National Penn's assets and the effect of any resulting impairment charges, competition for personnel and from other financial institutions, interruptions or breaches of National Penn's security systems, the development and maintenance of National Penn's information technology, potential dilution of National Penn's shareholders, the ability of National Penn and its subsidiaries to pay dividends, severe weather and natural disasters, and the nature and frequency of litigation and other similar proceedings to which National Penn may be a party . These risks and others are described in greater detail in National Penn's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in National Penn's Quarterly Reports on Form 10-Q and other documents filed by National Penn with the SEC after the date thereof. National Penn makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.